Exhibit 10.2
WAIVER AND AMENDMENT

THIS WAIVER AND AMENDMENT, dated as of February __, 2007 (the “Amendment”), to the promissory note (the “Note”) issued by Pure Vanilla eXchange, Inc., a Nevada corporation (the “Company”) on [date] to [name] (the “Holder”) Capitalized terms used and not otherwise defined herein that are defined in the Note shall have the meanings given such terms in the Note.

RECITALS

Subject to the terms and conditions of this Amendment, the Company has requested, and the Holder has agreed to waive compliance with certain terms of the Note and all Events of Default; and

Subject to the terms and conditions of this Amendment, the Company has requested, and the Holder has agreed, to amend the Note to provide for an extension of the date interest and principal will be due under the Note.

Accordingly, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.  Waiver.

Holder hereby waives compliance by the Company with its obligation to pay interest on the outstanding principal balance of the Note or any payment of principal due on or before the date of this Amendment. Each and every failure of the Company to comply with such obligations is separately waived as of the date of such failure and none of such failures thereafter constitute an Event of Default.

2. Amendments. The Holder and the Company hereby agree to amend the Note as follows:

(a) The first sentence of Section 1 is stricken and replaced with the following:

Maker shall pay principal and accrued interest on the earlier of (i) two business days after the date on which the Company has raised and reported, in the aggregate from February 12, 2007 to the date of such report, $20 million of “Net Financing” (defined below) and (ii) May 15, 2007. For the purposes of this Note, “Net Financing” means, the gross proceeds received by the Company from the sale of any of its securities, less any loans that have been outstanding for a term of less than six months on the date such financing is closed (regardless of the maturity at the date of issue) that are repaid from the proceeds of the Financing.

(b) Section 2 of the Note is amended by adding the following after the words, “amount of principal being pre-paid”:

The terms of prepayment are also governed by Section 6.15 of a Loan Agreement between the Company and the Holder dated May 12, 2006, which section is incorporated herein by reference.

3. Miscellaneous.

THIS WAIVER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

Except as expressly waived and/or amended hereby, the Note shall remain in full force and effect in accordance with the terms thereof. The waivers and amendments herein are limited specifically to the matters set forth above and do not constitute directly or by implication an amendment or waiver of any other provision of the Note or of any Event of Default or default which may occur or may have occurred.

This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one Amendment.

PURE VANILLA EXCHANGE, INC.	HOLDER

By:_____________________________	_______________________________
Steven Yevoli,	[name]
Chief Executive Officer